EXHIBIT 10.8

SEPARATION AND RELEASE AGREEMENT

          This is an agreement (the "Agreement") between CHEMICAL FINANCIAL CORPORATION ("Employer") and JAMES R. MILROY ("Employee"). As used in this Agreement, the term, Employer, includes all of its affiliated or related companies, including without limitation, all employees, officers, directors, shareholders and agents of the Employer and those of any subsidiary, parent, or affiliated company.

          WHEREAS, Employer and Employee desire to end the relationship, and agree to the following:

1.          Administrative Leave and Termination Date. Employee acknowledges that he will begin administrative leave effective April 9, 2007, and that his leave and employment with Employer will end on December 31, 2007, or upon Employee securing new employment, whichever date occurs first (the "Termination Date"). During the administrative leave, Employee shall have no duties, except as provided in this Agreement, and is not to report to the Employer's office. During the administrative leave, Employee is free to seek new employment. During the administrative leave, Employee shall make himself available to provide services as requested by Employer. During the administrative leave, Employee shall receive his base salary. Employee acknowledges that no additional compensation, including but not limited to bonus is owed or will be paid to Employee during the administrative leave period.

2.          Waiver and Release. In consideration for the Additional Benefits described below, Employee releases and discharges Employer from all claims (including claims for attorney's fees and costs), demands and causes of action, known or unknown, which Employee may have or claim to have against Employer, arising out of, or in any way relating to, Employee's employment with, or termination of employment, whether based on any act or omission to act. This includes, but is not limited to, claims of negligence, breach of contract, violation of the Civil Rights Acts of 1964 and 1991, violation of the Americans with Disabilities Act, violation of the Consolidated Omnibus Budget Reconciliation Act of 1985 (as amended) ("COBRA"), violation of the Employee Retirement Income Security Act of 1974 (as amended), violation of the Age Discrimination in Employment Act of 1967 (as amended), violation of the Older Workers Benefit Protection Act, violation of Michigan's Elliott-Larsen Civil Rights Act, violation of Michigan's Persons with Disabilities Civil Rights Act, violation of Michigan's Payment of Wages and Fringe Benefits Act, claims arising under any federal, state or local laws prohibiting employment discrimination based on age, color, race, gender/sex, height, weight, marital status, national origin, mental or physical disability, religious affiliation, veteran status or any other forms of discrimination, and claims based on any other laws affecting relations between employers and employees, including claims growing out of Employee's termination of employment.

          With respect to any charges or complaints that have been filed or may be filed concerning any event or actions relating to Employee's employment or Employee's termination, and which occurred prior to signing this Agreement, Employee additionally waives and releases any right Employee may have to recover in any lawsuit or proceeding brought by Employee, an administrative agency, or any other person on Employee's behalf or which includes Employee in any class. This paragraph is not intended to limit Employee from instituting legal action for the sole purpose of enforcing this Agreement, nor does this Agreement affect any rights or claims Employee may have which arise after Employee signs this Agreement. Nor does the Agreement affect Employee's rights to vested employee benefits, vested stock options, group health benefit continuation rights provided by COBRA or any claim for workers' compensation. Prior to instituting any legal action challenging the enforceability of this Agreement, Employee will return in full any benefits received from Employer in connection with Employee signing this Agreement.

3.          No Admission of Liability. The parties acknowledge that this Agreement is not an admission of liability, but is an effort to reach a mutual understanding concerning Employee's termination from employment with Employer.

4.          Period for Review and Consultation. Employee acknowledges that Employer has advised him to consult with an attorney before executing this Agreement.

Employee has either consulted with an attorney or waived his right to do so. Employee further acknowledges that he has been given twenty-one (21) days from the time he received this Agreement to consider whether to sign it. If the Agreement is signed before the end of the twenty-one (21) day period, Employee acknowledges that it is because he freely chose to do so after carefully considering the terms of the Agreement and after opportunity to consult with an attorney.

5.          Revocation Period. Employee acknowledges that for a period of seven (7) days following the execution of the Agreement, he may revoke this Agreement and the Agreement shall not become effective or enforceable until the revocation period has expired without Employee having revoked the Agreement (the "Effective Date"). Revocation is to be effective by delivering a written notice of revocation to the Director of Human Resources, 333 E. Main Street, Midland, Michigan 48640. For such revocation to be effective, the notice must be received by the Director of Human Resources not later than the seventh (7th) day after Employee signs the Agreement. Employee acknowledges that if he revokes the Agreement, the Agreement shall not be effective or enforceable and he shall not be entitled to the consideration provided for in the Agreement.

6.          (a)          No Rehire Obligation. As of the Termination Date, this Agreement will terminate permanently all aspects of the employment relationship between

Employer and Employee for all time. Employee acknowledges that Employer has no obligation to consider Employee for rehire at any time in the future.

          (b)          References. As a condition of this Agreement, Employee acknowledges that he must direct all requests for references to the Employer's Director of Human Resources or Chief Executive Officer.

7.          Additional Benefits. So long as Employee satisfies the conditions of this Agreement, Employer shall provide the benefits as set forth herein. Employee acknowledges that these benefits are more than what he is otherwise entitled to.

          (a)          Severance Pay. If Employee secures employment during the administrative leave period, Employee's employment with Employer will terminate as of the date Employee begins such employment. If Employee secures other employment, during the administrative leave period, Employee will be paid his base salary for the remaining administrative leave period as severance pay. Employee will elect to continue to receive such amount over time as part of the Employer's normal payroll or may elect to receive such amount in a single lump sum payment. For example, if Employee secures new employment two months prior to the end of the administrative leave, Employer will pay Employee two months' salary in a single lump sum payment as severance pay, upon request of Employee.

          (b)          Health Care Coverage. If Employee secures employment during the administrative leave period and his employment with Employer is terminated, Employer shall pay the cost of Employee's COBRA coverage (including family coverage) for the balance of the administrative leave period, so long as Employee is not eligible to participate in his new employer's health insurance program and Employee timely elects COBRA coverage. For example, if Employee secures new employment two months prior to the end of the administrative leave and Employee is not eligible to participate in his new employer's health insurance plan, Employer will pay Employee's COBRA coverage for the two months period, provided Employee timely elects such coverage.

          (c)          Vacation. Any accrued but unused vacation time or pay shall be considered to be part of the administrative leave and no separate payment will be made for such vacation time or pay.

          (d)          Other Benefits. All other benefits shall end on the Termination Date. Insurance conversion rights, if any, will be governed by the applicable law and benefit plan, as with any other separated employee.

          (e)          Outplacement Assistance. Employer will provide outplacement assistance through an agency mutually selected by the parties at a cost not to exceed Five Thousand Dollars ($5,000.00).

          (f)          Stock Options. Employee shall be allowed to exercise any outstanding stock options issued to him at any time until March 31, 2008, unless such options expire earlier according to their terms.

8.          Return of Property. Employee agrees that all notes, documents, data files, electronic files, or any other information or property belonging to Employer, including but not limited to, any keys, access cards, and credit cards which are in the possession of Employee will be returned to Employer at the commencement of the administrative leave. Employee further agrees that he will not make any duplicates, paper, electronic or otherwise, of these items; nor will he retain any extracts from or summaries of any such materials; nor deliver to anyone else photocopies or other facsimiles of such materials.

9.          Confidential Information. Employee agrees that in the course of his employment with Employer he was employed in a position of trust and that he acquired certain confidential information including, but not limited to, financial information, marketing tactics, development tactics, strategies and customer information. Employee understands that this information was disclosed to him in confidence and only for use by Employer. Employee agrees that he will at all times after his employment keep such information confidential and that he will not use this information for his own purpose or disclose or communicate this information to any third party.

          Employee further agrees that in the course of his employment he had access to confidential and proprietary information of customers of Employer and agrees that he will keep such information confidential after his employment with Employer and that he will not use or disclose to others any such customer's confidential and proprietary information including, but not limited financial data or personnel information.

          Employee further agrees that all copies of any such confidential information have been surrendered to Employer.

10.          Entire Consideration. Employee affirms that the terms stated herein are the only consideration for his signing of this Agreement, and no other promise or agreement of any kind has been made to or with him by any person or entity to cause him to execute this Agreement, and that he fully understands the meaning and intent of this Agreement, including but not limited to its final and binding effect.

11.          Nondisclosure. Employee and Employer specifically acknowledge and agree that, as a material condition of this Agreement and of the consideration contained herein, neither will disclose the terms or conditions of this Agreement to any third person or entity except as provided in this paragraph. Provided, however, nothing in this paragraph shall be construed to prohibit either party from disclosing the terms and conditions of this Agreement to the parties' attorneys or accountants (so long as such parties agree to maintain the confidence of the Agreement) or as may be lawfully required or ordered by any state or federal administrative agency, tribunal or court of law.

12.          Non-disparagement. Employee agrees that Employee shall not, from and after the date of this Agreement, initiate or join in negative or critical comments, discussions, or other communications about, or otherwise disparage Employer, or its services, employees, officers, directors, or any other person associated with Employer. Employer agrees that members of its Executive Committee shall not, from and after the date of this Agreement, initiate or join in negative or critical comments, discussions, or other communications about, or otherwise disparage Employee. The parties agree that they will jointly craft an announcement to Employer's staff concerning Employee's status and administrative leave and later ultimate termination from employment.

13.          Governing Law. The laws of the State of Michigan shall govern this Agreement.

14.          Binding Effect. This Agreement is binding on and inures to the benefit of Employee, Employee's spouse, heirs, administrators, and assigns. Employee intends that this Agreement and its releases apply not only to Employer, but to all divisions and affiliated entities of Employer, and to the predecessors, successors, assigns, agents, officers, directors, shareholders, employees, and other representatives of each.

15.          Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes any and all prior contracts, agreements, or understandings between the parties arising out of or relating to the employment of Employee and the termination of Employee's employment. This Agreement may be changed only by agreement in writing between Employer and Employee. Any such written agreement must be directed personally to the Employee, and must be signed by the President of the Employer on behalf of Employer.

EMPLOYEE FURTHER STATES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND KNOWS AND UNDERSTANDS THE CONTENTS THEREOF, AND THAT HE EXECUTES THE SAME AS HIS OWN FREE ACT AND DEED.

Signed this 20th day of April, 2007.

EMPLOYEE:

/s/ James R. Milroy
James R. Milroy

Subscribed, sworn to and sealed before me, this 20th day of April, 2007, an officer duly authorized to administer oaths.

/s/ Amanda L. Hilderbrand
Notary Public	Bay County, Michigan, acting in Midland
My Commission Expires: December 27, 2012

EMPLOYER:

CHEMICAL FINANCIAL CORPORATION,

By:	/s/ Joseph Torrence

Its:	SVP/HR